UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 27, 2009

CHINA KANGTAI CACTUS BIO-TECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-33097	87-0650263
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification Number)
incorporation)

No. 99 Taibei Road
Limin Economy and Technology Developing District
Harbin, P.R.C.	150025
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (86) 451-57351189 ext 126

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (the “Amended Filing”) amends the current report on Form 8-K originally filed on January 28, 2010 (the “Original Filing”) of China Kangtai Cactus Bio-tech Inc. (the “Company”), to correct certain erroneous disclosure contained in the Original Filing. In the Original Filing, we stated that the Company’s subsidiary entered into an agreement with the city of Qitaihe on January 27, 2010. In fact, such agreement was entered into on November 27, 2009 and on January 27, 2010 the city of Qitaihe unilaterally altered the terms of the agreement to extend the time for payment from 60 to 90 days.

Item 2.01 Completion of Acquisition of Disposition of Assets

On November 27, 2009, China Kangtai Cactus Bio-Tech, Inc., a Nevada corporation (the “Company”), through its wholly owned subsidiary, Harbin Hainan Kangda Cactus Health Food Co., Ltd. (“Kangda”), entered into an Agreement of Compensation for Removal (the “Agreement”) with the city of Qitaihe in China whereby the city of Qitaihe took over certain real property of Kangda located in the city of Qitaihe by eminent domain.

Pursuant to the Agreement, Kangda turned over land use rights for over 49,000 square meters of real property located in Shuguang Village of Xinxing District in the city of Qitaihe, China, and all buildings located on the property owned by Kangda. In return for forfeiting such properties, Kangda received a total of RMB36,304,461 (approximately US$5.3 million, of which $2,194,500 was received in December 2009 and $3,116,843 was received in the first quarter 2010) as compensation from the city of Qitaihe. While the original Agreement provided that full payment would be made within 60 days, on January 27, 2010 the city of Qitaihe unilaterally altered the terms of the agreement to extend the time for full payment from 60 to 90 days.

An English translation of the Agreement described above is filed as an exhibit herewith and the above summary of the Agreement is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
No.

10.1	Agreement by and between Harbin Hainan Kangda Cactus Health Food Co., Ltd. and City of Qitaihe, China dated November 27, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CHINA KANGTAI CACTUS BIO- TECH, INC.

By: /s/ Hong Bu
       Chief Financial Officer

Date: July 23, 2012